EMPLOYMENT AGREEMENT
                              --------------------

         This agreement is made as of this 1st day of January 1, 2001, by and between MicroTel International Inc., a Delaware corporation with offices at 9485 Haven Avenue, Suite 100, Rancho Cucamonga, California, 91730 (the "Employer" or the "Company"), and Carmine T. Oliva, who resides at 901 Little River Drive, Elizabeth City, NC. 27909, (the Employee).

                                   WITNESSETH
                                   ----------

         WHEREAS, the Employee desires to be employed by the Employer, and the Employer desires to employ the Employee upon the terms and conditions hereinafter set forth,

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants and agreements hereinafter contained the parties hereto agree as follows:

                                  I. EMPLOYMENT
                                  -------------

         1.1 EMPLOYMENT Subject to the provisions for termination as hereinafter provided, the terms of this agreement shall begin on the date first written above and shall terminate on December 31, 2005, (the "Employment Period")

         1.2 RENEWAL Subject to the provisions for termination as hereinafter provided, this agreement shall be automatically renewed for two (2) year terms commencing on January 1, 2006, (the "Renewal Periods") unless, during the following period, either party to this Agreement shall notify the other party in writing of its desire not to renew this Agreement provided, however, any action required to be taken with respect to this Employment Agreement by the Employer shall only be taken after the Executive Compensation and Management Development Committee of the Board of Directors of the Employer approves such action The required notice period in order to prevent an automatic renewal of this Agreement shall be as follows:

Period During Which Notice of
NON-RENEWAL MUST BE GIVEN                                    RENEWAL PERIOD
- -------------------------                                    --------------
9/01/04 to 11/01/04                                        01/01/06 to 01/01/08
9/01/06 to 11/01/06                                        01/01/08 to 01/01/10

       1.3 DUTIES Subject to Section 1.4, the Employee hereby promises to perform and discharge well and favorably the duties of Chairman, President and Chief Executive Officer and to perform services in such additional capacities as may be directed by the Company's Board of Directors (the "Board") in accordance herewith. As Chairman, President and Chief Executive Officer, the Employee's duties shall consist of the usual and customary duties of his position and he shall be subject to the direction and control of the Board. Further the employee shall at all times have the authority as shall reasonably be required to enable him to discharge such duties in an efficient manner.

         1.4 REDESIGNATION The Board may, at its discretion, elect or appoint the Employee to offices or positions other than, or in addition to, Chairman, President and Chief Executive Officer (hereinafter the Redesignation") by providing the Employee with prompt written notice of the Redesignation. If any Redesignation and related addition to and/or reduction of Employee's duties results in a substantial net change in the scope of the Employee's responsibilities, the Employee may elect in his sole discretion, not to accept such Redesignation and to resign upon providing written notice of his resignation to the Employer not less than thirty (30) days after the Employee has been provided with written notice of the Redesignation. In such event, if such Redesignation occurs during the Employment Period, the Employer shall pay the Employee his annual salary, as provided herein, for three (3) years following the effective date of such Redesignation or until January 1, 2006, whichever is the longer period. In the event that the Redsignation shall occur at any time after the Employment Period, and during the Renewal Periods, the Employer shall pay the Employee his annual salary, as provided herein, for three
(3) years following the effective date of such Redesignation. All sums owing hereunder in the event of a Redesignation and a subsequent Resignation by the Employee, plus the compensatory actions defined in section 3.6 (Consequence of Termination") of this Agreement, shall be due and payable within thirty (30) days of the effective date of such Redesignation.

         1.5 OTHER BUSINESS ACTIVITIES The Employee shall devote his full time, attention and energies to the business of the Company and shall not, so long as he remains in the employ of the Company be engaged in any other employment or business of substantial nature, whether or not such business activity is pursued for gain or non-profit, without the written consent of the Company. Nothing contained herein, however, shall be construed as preventing the Employee from
(i) making passive investments of his assets in such form or manner as he desires, providing such investments (a) do not require the Employee to render services in the operations or affairs of the firms, corporations or other entities in which such investments are made, and (b) are not made in any business directly or indirectly competing with the Employer or its subsidiaries or affiliated corporations, if any, unless the stock of such company is listed on a national stock exchange and the Employee owns less than three percent (3%) of the outstanding voting securities or (ii) becoming a member of the Board of Directors of any other corporation that the Employee desires, provided that the corporation upon whose Board the Employee is a member of is not, in the sole discretion of the Employer's Board of Directors, in competition with the business of the Employer.

         The Company shall provide the Employee with adequate office and support staff to accomplish the objectives for which he is employed and in order to perform the duties as set forth herein.

                                II. COMPENSATION
                                ----------------

         2.1 ANNUAL SALARY The Employer shall pay to the Employee in compensation for Employee's services hereunder a base salary of an annual rate of $250,000. payable in equal periodic installments in accordance with the customary payroll policy of the Employer. The Employee shall also be eligible to receive merit or promotional increases in accordance with the Employer's annual review, or other general review of its officer compensation.

         2.2 EXPENSES The Employer agrees to reimburse the employee against his receipts for all reasonable business expenses incurred by him during the Employment Period or Renewal Periods in connection with the performances of his services hereunder.

         2.3 BONUSES The Employee agrees that the Employee will be entitled to participate in any bonus or similar plan approved by the Employer's Board of Directors.

         2.4 STOCK OPTIONS AND OTHER INCENTIVE PLANS The Employee shall continue to be eligible to participate in any Incentive Stock Option or Non Qualified Stock Option Plan or other incentive plans duly approved by the Board of Directors for implementation within the Company.

         2.5 INSURABILITY\RIGHT TO INSURE Employee represents and warrants to the Company that on the date hereof he is, and upon the commencement or the Employment Period he will be, insurable at standard rates. Employee agrees that the Employer shall have the right during the Employment Period to insure the life of the Employee by a policy or policies of insurance (including those presently in force) in such amount or amounts as it may deem necessary or desirable and Employer shall be beneficiary of any such policy and shall pay the premiums or other cost, thereof. The employer shall have the right, from time to time, to modify any such policy or policies of insurance or to take out new insurance on the life of the Employee. Employee agrees, upon request at any time or times prior to the commencement of or during the Employment Period or Renewals thereof, to sign and deliver any and all documents and to submit to any physical or other reasonable examinations which may be required in connection with any such policy or policies of insurance or modification, thereof.

         2.6 PERSONAL GUARANTEE/CAPITAL PRESERVATION INSURANCE The Company will provide a life insurance policy on Employee's life, in the amount of $l million, payable to Employee's beneficiary or estate in the event of his death during the life of this Agreement and any extensions thereof. The benefit is in return for, and will protect the estate from financial loss arising from, any and all personal guarantees which the Employee provided in favor of the Corporation as required by various corporate lenders. It will also enable such estate to exercise all warrants and options pertaining to the Company's capital stock as and when the beneficiary so elects, thereby preserving to his heirs the Employee's equity in the Company.

         2.7 ADDITIONAL BENEFITS The Employee shall be entitled to the customary and usual vacation. medical insurance, automobile allowance and other fringe benefits as customary to similar executives in the industry as approved by the Executive Compensation Committee of the Board.

                                III. TERMINATION
                                ----------------

         3.1 TERMINATION DUE TO DEATH If during the Employment Period or Renewals thereof, Employee shall die, this Agreement shall terminate, except that the compensation or other amounts payable hereunder, to or for the benefit of Employee shall be paid for two (2) years following the death of the Employee to such person or persons as Employee may designate by notice to the Employer from time to time or, in the absence of such designation, to his legal representatives.

         3.2 TERMINATION DUE TO DISABILITY If during the Employment Period, or Renewals, thereof, Employee shall become physically or mentally disabled, whether totally or partially, so that he is unable substantially to perform his services hereunder (i) for a period of 180 consecutive days, or (ii) for shorter periods aggregating 180 days during any period of eighteen consecutive months, the Employer may at any time after the last day of the 180 consecutive days of disability or the day on which the shorter periods of disability shall have equaled an aggregate of 180 days, by 10 days written notice to Employee (but before Employee has recovered from such disability), terminate this Agreement. Notwithstanding such disability, the Employer shall continue to pay Employee compensation or other amounts payable hereunder, to or for the benefit of Employee up to and including the date two (2) years after the effective date of such termination

         3.3 TERMINATION FOR CAUSE The Employer may at any time during the Employment Period and any Renewals thereof, by notice, terminate this Agreement and discharge the Employee for cause, whereupon the Employer's obligation to pay any compensation, severance allowance, or other amounts payable hereunder to or for the benefit of Employee shall terminate on the date of such discharge, notwithstanding anything herein contained to the contrary. As used herein, the term "for cause" shall be deemed to mean and include chronic alcoholism, drug addiction, misappropriation of any money or other assets or properties of the Employer or its subsidiaries, willful violation of specific and lawful written directions from the Board of Directors of the Employer, failure or refusal to perform the services required of Employee under this Agreement, willful disclosure of trade secrets or other confidential information resulting in substantial detriment to the Company as documented by the Employer under oath or affirmation, conviction in a court of competent jurisdiction of any crime involving the funds or assets of the Company including, but not limited to, embezzlement and larceny, any civil or criminal conduct or personal misbehavior which is detrimental to the image, reputation, welfare or security of the Employer where such misconduct or misbehavior and judgment have been documented by the Employer under oath or affirmation, and any other acts or omissions that constitute grounds for cause under the laws of the States of Delaware, California or such other States or locations wherein the Company may have operations.

         3.4 TERMINATION WITHOUT CAUSE The Employer may terminate this Agreement without cause at any time upon sixty (60) days written notice to the Employee. In the event the Employer does terminate this Agreement without it being "for cause", the Employee, if requested in writing by the Employer, shall continue to render services at full compensation until the effective date of such termination. Thereafter, during the Employment Period, Employee shall be paid his annual salary for three (3) years following the effective date of such termination, or until December 31, 2005, whichever is the longer period. In the event such termination pursuant to this Section 3.4 occurs during the Renewal Periods, the Employee shall be paid his Annual Salary through the expiration of the particular Renewal Term, to which the Company is obligated under Section 1.2 or two (2) years whichever is the longer period, as well as all other amounts payable hereunder. Termination "without cause" shall include the ceasing of operations due to bankruptcy and/or the general inability of the Employer to meet the Employer's obligations as they become due.

         3.5 TERMINATION WITHOUT CAUSE FOLLOWING A CHANGE IN CONTROL This Agreement may be terminated by Employer, or successor to Employer, upon thirty
(30) days written notice to Employee upon the happening of any of the following events:

         a.       Sale by Employer of substantially all of its assets,

         b. Sale, exchange or other disposition of two-thirds or more of the outstanding capital stock of the Employer,

         c. Merger or reorganization in which shareholders of the Employer immediately prior to such merger or reorganization receive less than fifty percent (50%) of the outstanding voting shares of the successor corporation.

In the event that the Employee's employment is terminated without cause within two years following a change of control, the Employer or successor to Employer shall:

         a. Pay to Employee, in a lump sum within thirty (30) days from the date of termination, or at Employee's election, in installments, the Employee's Annual Salary and all other amounts payable hereunder for three (3) years following the effective date of such termination, or until December 31, 2005, whichever is the longer period.

         b. In the event such termination occurs during the Renewal Periods, pay Employee his Annual Salary to the expiration of that Renewal Period, his Annual salary for a period of two years following the end of such Renewal Period, plus all other amounts payable hereunder

         c. Pay to Employee the average of the Annual Executive Bonuses awarded to him in the three years preceding his termination over the same time span and under the same conditions as Annual Salary.

         d.       Pay to Employee any Executive Bonus awarded but not yet paid.

         e. Gross up all compensatory payments identified above to the end that Employee receives such payments substantially free of Federal and State income taxes.

         f. Continue Employee's coverage in all benefit programs in which he was participating on the date of his termination of employment until the earlier of (1) the end of the Employment Period or Renewal Period, or (2) the date he receives equivalent average and benefits under plans and programs of a subsequent employer.

         3.6 CONSEQUENCES OF TERMINATION

         a. In the event of a termination of this Agreement for any reason and unless otherwise agreed to by the parties hereto,

                  (i) all obligations incurred by the Employee on behalf of the Employer including any and all lease Obligations signed by the Employee related to the performance of his duties hereunder, including but not limited to corporate residence lease agreements between the Employee and third parties, shall be voided on or about the effective date of such termination or fully assumed by the Employer or successor,

                  (ii) all loan collateral pledged by the Employee shall be returned to him as soon as practicable, but no longer than sixty (60) days and replaced by collateral of similar value by the Company.

                  (iii) all personal guarantees given by the Employee or Employee's family on behalf of the Employer shall be voided no later than the effective date of such termination and written evidence thereof shall be provided as soon thereafter as practicable, but no longer than sixty (60) days.

                  It is the expressed understanding of the parties hereto that as soon as practicable after the effective date of the Employee's termination of employment, or termination of the lease relating to the occupancy of a certain domicile used by the Employee and other business related persons, all personal property of the Employee will be returned to the principal place of residence of the Employee at the expense of the Employer.

         (b) In the event that the Employer fails to comply in full with the requirement of subparagraph (a) of this section, the Employee's Annual Salary shall be paid, or continue to be paid in full until full compliance is rendered in full, and such payments shall be in addition to any severance payments and not set off against same.

                          IV. COVENANTS NOT TO COMPETE
                          ----------------------------

         4.1 The Employee agrees that (i) during the Employment Period and any Renewals thereof, or in the event of a termination pursuant to Section 3.3 and, thereafter for a period of two (2) years or (ii) in the event of a termination pursuant to Sections 3.3 or 3.5 and for the period from the effective date of such termination until the expiration of a period of twelve months following his Resignation upon Redesignation for the Interim Period as defined in Section 1.4 he will not act as a principal, agent, employee, employer, consultant, control person, stockholder, director or co-partner of any person, firm, business entity other than the Employer, or in any individual representative capacity whatsoever, directly or indirectly, without the express consent of the Employer.

     (a) engage or participate or be employed in any business whose products or services are competitive with those of the Employer anywhere in the world, provided, however, that the ownership by the Employee of not more than three percent (3%) of a corporation or similar business venture shall not be deemed to be a violation of this covenant as long as the Employee does not become a controlling person or actively involved in the management of such corporation or business venture.

         (b) approach, solicit business from, or otherwise do business or deal with any customer of the Employer in connection with any product or service competitive with any provided by the Employer, provided, however, the Employee may approach, solicit business from, or otherwise do business or deal with any subsidiary or division of any customer of the Employer provided that such customer's division of subsidiary does not provide a product or service competitive with any provided by the Employer.

         (c) approach, counsel, solicit, assist to solicit or attempt to induce any person who is then in the employ of the Employer, its affiliates or subsidiaries to leave the employ of the Employer, or employ, or attempt to employ on behalf of any person or entity any such person or persons who at any time during the preceding six months was in the employ of the Employer.

         (d) aid or counsel any other person, firm, corporation of business entity to do any of the above.

         For purposes of this, Section 4.1, the term "customer" shall mean (i) any person or entity who was a customer of the Employer at any time during the last two months of the Employee's employment by the Employer, (ii) any prospective customer to whom the Employer had made a presentation, or similar offering of product(s) during the last year of the Employee's employment by the Employer.

         The Employee acknowledges (i) that his position with the Employer requires performance of services which are special, unique, extraordinary and intellectual in character and places him in a position of confidence and trust with the customers and employees of the Employer, through which. among other things, he shall obtain knowledge of such organization's "technical information" and "know how" and become acquainted with their customers, in which matters such organizations have substantial propriety interests, (ii) that the restrictive covenants set forth above are necessary in order to protect and maintain such proprietary interests and other legitimate business interests of the Company, and (iii) that the Employer would not have entered into this agreement unless such covenants were included herein.

         The Employee also acknowledges that the business of the Employer presently extends throughout the world, that he has personally supervised or engaged in such business on behalf of the Employer, or will do so pursuant to the terms of this Agreement, and, accordingly, it is reasonable that the restrictive covenants set forth above are not more limited as to geographic area than is set forth therein. The Employee also represents to the Employer that the enforcement of such covenants will not prevent the Employee from earning a livelihood.

         If any of the provisions of this Section, or any part thereof; is hereinafter construed to be invalid or unenforceable, the same shall not affect the remainder of such provision or provisions, which shall be given full effect, without regard to the invalid portions. If any of the provisions of this Section, or any part thereof, is held to be unenforceable because of the duration of such provision, the area covered thereby or the type of conduct restricted therein, the parties agree that the court making such determination shall have the power to modify the duration, geographic area and/or other terms of such provision and, as such modified, said provision shall then be enforceable. In the event that the courts of any one or more jurisdictions shall hold such provisions wholly or partially unenforceable by reason of the scope thereof or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Employer's right to the relief provided for herein in the courts of any other jurisdictions as to breaches or threatened breaches of such provisions in such other jurisdictions, the above provisions as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

                           V. CONFIDENTIAL INFORMATION
                           ---------------------------

         5.1 DISCLOSURE OF INFORMATION The Employee recognizes and acknowledges that the financial information, trade secrets, technical information. and confidential or proprietary information of the Employer, including such information as it may exist from time to time, and information as to the identity of customers or prospective customers of the Employer and other similar items, are valuable, special and unique assets of the Employer's business, access to and knowledge of which are essential to the performance of the duties of the Employee hereunder. The Employee will not, during or after the term hereof; in whole or in part, disclose such secrets or confidential, technical or propriety information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall the Employee make use of any such property or information for his own purpose or for the benefit of any person, firm, corporation or other entity (except the Employer) under any circumstances, during or after the term hereof, provided that after the term hereof these restrictions shall not apply to such secrets or information which are then in the public domain (provided that the Employee was not responsible, directly or indirectly, for such secrets or information entering the public domain without the consent of the Employer).

         5.2 OWNERSHIP OF INVENTIONS All of the Employee's right, title and interest in all developments or improvements devised or conceived by the Employee, alone or with others, during his working hours, as well as in all developments or improvements devised or conceived by the Employee, alone or with others, which relate to any business in which the Employer is then engaged or contemplating engaging in, regardless of when devised or conceived, is the exclusive property of the Employer. The Employee shall promptly disclose all such developments and improvements to the Employer. The Employee shall not use or disclose any such developments or improvements, other than in furtherance of the Employer's business, without the Employer's prior written consent

         5.3 RETURN MEMORANDA Employee hereby agrees to deliver promptly to the Employer on termination of his employment, or at any other time the Employer may so request, all memoranda, notes, records, reports, manual, drawings and other documents (and all copies thereof) relating to the Employer's business and all property associated therewith, which he may then possess or have under his control.

                              VI. INJUNCTIVE RELIEF
                              ---------------------

         6.1 The Employee acknowledges that the remedy at law for any breach or threatened breach of Articles IV and V hereof by the Employee will be inadequate, and that, accordingly, the Employer shall, in addition to all other available remedies (including, without limitation, seeking such damages as it can be shown it has sustained by reason of such breach), be entitled to injunctive relief without being required to post bond or other security, and without having to prove the inadequacy of the available remedies at law. The Employee agrees not to plead or defend on grounds of adequate remedy at law or any similar defense in any action by the Employer against him, or injunctive relief, or for specific performance of any of his obligations pursuant to Articles IV and V hereof. Nothing herein shall be construed as prohibiting the Employer from pursuing any other remedies for such breach or threatened breach.

                          VII. MISCELLANEOUS PROVISIONS
                          -----------------------------

         7.1 NOTICES AND COMMUNICATIONs All notices and communications hereunder shall be in writing and shall be hand-delivered or sent postage prepaid by registered or certified mail, return receipt requested, to the address listed above written or to such other address of which notice shall have been given in the manner herein provided.

         7.2 ENTIRE AGREEMENT All prior or contemporaneous agreements and understandings between the parties with respect to the subject matter of this Agreement are superseded by this Agreement, and this Agreement constitutes the entire understanding between the parties. This Agreement may not he modified, amended, changed or discharged except by a writing signed by both parties hereto, and then only to the extent therein set forth.

         7.3 ASSIGNMENT This Agreement may be assigned by the Employer and shall he binding upon and inure to the benefit of the Employer's assigns and successors. The services to be performed by the Employee pursuant to this Agreement may not be assigned by the Employee

         7.4 WAIVER No waiver of any breach of this Agreement or of any objection to any act or omission connected herewith shall be implied or claimed by any party, or be deemed to constitute a consent to any continuation of such breach, act of omission, unless in a writing signed by the party against whom enforcement of such waiver or consent is sought, and then only to the extent therein set forth.

         7.5 INDEMNIFICATION The Employer will indemnify Employee, to the maximum extent permitted by applicable law and the By-laws of the Company, against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or other reason of his being an officer, director or employee of any subsidiary or affiliate thereof.

         7.6 SECTION HEADINGS The Section headings of this Agreement are solely for the purpose of convenience and shall neither be deemed a part of this Agreement, nor used in any interpretation thereof.

         7.7 GOVERNING LAW This Agreement and the relationship of' the parties shall be governed by, and construed in accordance with, the laws of the state of Delaware, or until such time as the Company's state of incorporation may be changed to another state within the United States, at which point the relationship of' the parties would then be governed by, and construed in accordance with, the laws of the new state of incorporation.

         IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first written


                      MICROTEL INTERNATIONAL, INC.


Dated    1/2/01       By:  ROBERT B. RUNYON
       ------------      ---------------------------
                         Robert B. Runyon, Chairman, Executive Compensation and
                           Management Development Committee, Board of Directors


Dated    1/2/01       By:  CARMINE T. OLIVA
       ------------      ------------------
                         Carmine T. Oliva, Employee